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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  EASCO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                (NOT APPLICABLE)
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                               [EASCO, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Easco, Inc., a Delaware corporation (the "Company"), will be held at the Holiday Inn, 7410 South Avenue, Boardman, Ohio, on May 7, 1999, at 10:00 a.m., local time, for the following purposes:

        1. To elect three directors to hold office for a term of three years;

        2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 1999; and

        3. To transact such other business as may properly be presented at the meeting.

     A proxy statement with respect to the annual meeting accompanies and forms a part of this Notice. A form of proxy and the annual report of the Company for the fiscal year ended December 31, 1998 also accompany this Notice.

     By order of the Board of Directors.

                                          TERRY D. SMITH
                                          Executive Vice President and
                                          Chief Financial Officer,
                                          Secretary and Treasurer

706 South State Street
Girard, Ohio 44420
March 31, 1999

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN, AND DATE YOUR PROXY AND RETURN
              IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
                       YOU INTEND TO ATTEND THE MEETING.

                               [EASCO, INC. LOGO]

                             706 SOUTH STATE STREET
                               GIRARD, OHIO 44420

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on May 7, 1999, and any adjournments thereof. This proxy statement and accompanying proxy are first being sent to stockholders on or about March 31, 1999.

     Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with the recommendation of the Board of Directors on all proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice of such revocation to the Secretary of the Company, or by submitting a later dated proxy or by attending the meeting and voting in person.

     The Company's common stock, $.01 par value per share (the "Common Stock"), is its only issued and outstanding class of stock. Only stockholders of record at the close of business on March 22, 1999 are entitled to notice of and vote at the meeting. At the close of business on March 22, 1999, the Company had 9,452,541 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock of the Company is entitled to one vote. A list of stockholders of record entitled to vote at the meeting will be kept at the Easco, Inc. corporate headquarters for a period of 10 days prior to the meeting.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors of the Company presently is comprised of eight Directors. The directors of the Company are divided into three classes; Classes I and III each consist of three directors and Class II consists of two directors. At the meeting, the three directors of Class I are to be elected to serve for three-year terms expiring in 2002 and until their respective successors are duly elected and qualified. Shares may not be voted for more than three nominees.

     The names of the nominees for election to the Board of Directors, and certain information about them, are set forth below. The Company does not know of any reason why any of these nominees may be unable to serve as a director. If any nominee is unable to serve, the shares represented by the proxy will be voted for the person designated by the Company's current Board of Directors to replace that nominee. Under Delaware law and the Company's bylaws, directors are elected by a plurality of the votes cast by holders of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote for the election of directors. Shares represented at the meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no effect on the outcome of the election.

     NOMINEES TO SERVE UNTIL 2002 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)

        NAME             AGE             BUSINESS EXPERIENCE AND OTHER INFORMATION
        ----             ---             -----------------------------------------
Theodore C. Rogers       64     Mr. Rogers is the current Chairman of the Board of the
                                Company. He co-founded American Industrial Partners ("AIP")
                                and has been a director and officer of AIP since 1989. Since
                                1989, he has been a general partner of AIP, L.P., the
                                general partner of American Industrial Partners Capital
                                Fund, L.P. ("AIP-CF"). From 1980 to 1987, he served as
                                Chairman, President and Chief Executive Officer of NL
                                Industries, Inc., a petroleum service and chemical company.
                                Mr. Rogers is a director of Sweetheart Holdings Inc.,
                                Bucyrus International, Inc., Stanadyne Automotive Corp., RBX
                                Corporation, Derby International, Great Lakes Carbon
                                Corporation and Steel Heddle Group, Inc. He has been a
                                director of the Company since 1992.
Robert J. Klein          34     Mr. Klein is a Managing Director of AIP. He has been
                                employed by AIP since 1992. From 1991 to 1992, he was an
                                associate at The First Boston Corporation and prior thereto was an associate with Acadia Partners, L.P. Mr. Klein is a director of RBX Corporation and Steel Heddle Group, Inc. He has been a director of the Company since 1993.
Kenneth J. Diekroeger    36     Mr. Diekroeger is a Managing Director of AIP. He has been
                                employed by AIP since 1996. From 1992 to 1996, he was
                                employed by The Shansby Group, a private equity investment firm. Mr. Diekroeger is currently a director of Bucyrus
                                International, Inc. and Stanadyne Automotive Corp.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

                     CONTINUING DIRECTORS SERVING UNTIL THE
                2001 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)

        NAME            AGE             BUSINESS EXPERIENCE AND OTHER INFORMATION
        ----            ---             -----------------------------------------
Samuel H. Smith, Jr.    68     Mr. Smith is Chairman of the Board and Chief Executive
                               Officer of Classic Plastic Machinery Company and Classic
                               Plastic Sales Company, positions he has held since 1990 and
                               1994, respectively. Prior to that he was Vice President for
                               Planning and Acquisitions for the Van Dorn Company, a
                               packaging and plastics machinery company, from 1988 until
                               1990. Mr. Smith has been a member and director of AIP's
                               executive officer association since 1990. He has been a
                               director of the Company since 1993.
Kim A. Marvin           37     Mr. Marvin is a Managing Director of AIP. He has been
                               employed by AIP since 1997. Prior to that he was employed in the Mergers and Acquisitions Department of Goldman, Sachs &
                               Co. after completing his M.B.A. at Harvard Business School in 1994. Mr. Marvin is a director of Bucyrus International,
                               Inc., Great Lakes Carbon Corporation and Steel Heddle Group,
                               Inc.
Gene E. Little          56     Mr. Little was named Senior Vice President-Finance of The
                               Timken Company ("Timken"), a manufacturer of highly
                               engineered bearings and alloy steel, in 1998. He was Vice
                               President -- Finance of Timken from 1992 to 1997 and he has been Treasurer of Timken since 1990. Mr. Little is a trustee of Aultman Hospital and the Northeastern Ohio Universities
                               College of Medicine Education Foundation. He has been a
                               director of the Company since 1995.

                     CONTINUING DIRECTORS SERVING UNTIL THE
                 2000 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)

        NAME          AGE             BUSINESS EXPERIENCE AND OTHER INFORMATION
        ----          ---             -----------------------------------------
Norman E. Wells, Jr.  50     Mr. Wells joined the Company in November 1996 as President and Chief Executive Officer of Easco, Inc. and Easco
                             Corporation ("Easco"), a subsidiary of the Company. Before joining the Company, Mr. Wells served as President and Chief
                             Executive Officer of CasTech Aluminum Group Inc.
                             ("CasTech"), a producer of continuous cast aluminum sheet
                             metal, from March 1993 to November 1996. Prior thereto, Mr.
                             Wells held other executive positions at CasTech, and he has held a variety of positions in the aluminum industry since
                             1975. He has been a director of the Company since February
                             1997.
Raymond E. Ross       61     Mr. Ross was President and Chief Operating Officer and a
                             member of the Board of Directors of Cincinnati Milacron,
                             Inc. ("CMI") from 1980 until his retirement in December
                             1997. Prior thereto, Mr. Ross held various executive and
                             managerial positions with CMI. Mr. Ross is a director of
                             Hydac U.S.A. and serves on the Board of Advisors,
                             Engineering College, University of Cincinnati, and the Board
                             of Trustees, Greater Cincinnati United Way/Community Chest.
                             He has been a director of the Company since January 1998.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     There were eight meetings of the Company's Board of Directors during the year ended December 31, 1998. All incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.

     The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. The Board of Directors does not have a nominating committee. The functions normally performed by a nominating committee are performed by the Board of Directors.

     The duties of the Audit Committee are to oversee actions taken by the Company's independent auditors, recommend the engagement of independent auditors and review the Company's internal audits. The members of the Audit Committee are Messrs. Little (Chairman), Smith, Ross and Rogers. The Audit Committee met twice during 1998.

     The duties of the Compensation Committee are to review and recommend to the Board of Directors the compensation to be paid to the executive officers of the Company and recommend awards under the Stock Option Plan. The members of the Compensation Committee during 1998 were Messrs. Klein (Chairman) and Lawrence A. Ward, Jr. who resigned his board position in January 1999. The Compensation Committee met twice during 1998. In January 1999, Mr. Diekroeger was appointed to the Compensation Committee by resolution of the Board of Directors.

COMPENSATION OF DIRECTORS

     Except for Messrs. Wells, Smith, Little and Ross, the directors of the Company are officers, employees or affiliates of AIP (or an affiliate of AIP), to which Easco pays fees for advisory and management services, and they do not receive any direct compensation from the Company. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation." Messrs. Smith, Little and Ross each receive an annual directors' fee of $18,000 plus a $500 fee for each meeting attended. Mr. Little receives a $1,000 annual fee for serving as Chairman of the Audit Committee. Directors are reimbursed for expenses incurred attending board and committee meetings.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table provides certain summary information concerning compensation paid or accrued by Easco to or on behalf of Easco's Chief Executive Officer and each of Easco's four other most highly compensated executive officers (collectively, the "Named Officers") for the years ended December 31, 1998, 1997 and 1996.

     Beginning in November 1996, the Company realigned its executive management group when Mr. Wells joined the Company as its President and Chief Executive Officer. Mr. Wells was joined by Terry D. Smith, the Company's Executive Vice President, Chief Financial Officer, Secretary and Treasurer; Joseph M. Byers, Vice President of Sales and Marketing; James R. McKeithan, Vice President of Operations; and Lawrence J. Sax, Vice President of Raw Materials.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                              ANNUAL COMPENSATION                         COMPENSATION
                                 ---------------------------------------------   ------------------------------
                                                                  OTHER ANNUAL    RESTRICTED      SECURITIES       ALL OTHER
      NAME AND PRINCIPAL                                          COMPENSATION      STOCK         UNDERLYING      COMPENSATION
           POSITION              YEAR   SALARY($)   BONUS($)(1)      ($)(2)      AWARDS($)(3)   OPTIONS/SARS(#)    ($)(#)(4)
      ------------------         ----   ---------   -----------   ------------   ------------   ---------------   ------------
Norman E. Wells, Jr.,            1998    306,731      500,000            --             --               --          16,818
  President and Chief            1997    290,000       61,625            --             --               --           9,839
  Executive Officer of           1996     28,628      597,500       574,000        420,000          300,000             322
  Easco, Inc. and Easco (5)
Terry D. Smith,                  1998    166,153       50,000            --             --               --           7,807
  Executive Vice President,      1997    160,000       84,000            --             --               --           4,735
  Chief Financial Officer,       1996     15,795      100,000        71,750             --           87,500             100
  Secretary and Treasurer of
  Easco, Inc. and Easco (5)
Lawrence J. Sax,                 1998    160,635       50,000            --             --               --          20,757
  Vice President of Raw          1997    158,000       83,575            --             --               --           7,866
  Materials of Easco (6)         1996         --      100,000        90,500             --           87,500              --
James R. McKeithan,              1998    144,375       70,000            --             --               --          10,873
  Vice President of              1997    137,500       99,219            --             --               --           4,343
  Operations of Easco (5)        1996         --      100,000        71,750             --           87,500              --
Joseph M. Byers                  1998    144,994       50,000            --             --               --          11,699
  Vice President of Sales        1997    138,900       79,516            --             --               --           5,487
  and Marketing of Easco (5)     1996     13,712      100,000        71,750             --           87,500             243

---------------

(1) Represents (i) for Mr. Wells, a cash retention payment in 1998 (see section entitled "Employment Agreements"), performance bonus in 1997 and a cash signing bonus in 1996 and (ii) for Messrs. Smith, Sax, McKeithan and Byers, performance bonuses of $34,000, $33,575, $29,219 and $29,516, respectively, in 1997, and the vesting and payment of a cash signing bonus installment of $50,000 for Messrs. Smith, Sax and Byers in 1998 and 1997, and $70,000 and $75,000 for Mr. McKeithan in 1998 and 1997. The bonus amounts in 1996 for Messrs. Smith, Sax, McKeithan and Byers represent cash signing bonuses. As a condition to receiving their signing bonuses, each of Messrs. Wells, Sax, Smith, McKeithan and Byers was required to enter into a definitive employment agreement with Easco, which occurred on December 20, 1996 for Messrs. Wells, Smith, McKeithan and Byers and December 30, 1996 for Mr. Sax.

(2) Represents (i) in the case of Mr. Wells, 100,000 shares of Common Stock granted by the Board in 1996 and (ii) in the case of each of Messrs. Sax, Smith, McKeithan and Byers, 12,500 shares of Common Stock granted by the Board in 1996. The fair market value of each share of Common Stock granted to Messrs. Wells, Smith, McKeithan and Byers was $5.75 ($7.25 in the case of Mr. Sax) on the effective date of the grant. As a condition to receiving shares of Common Stock, Messrs. Wells, Sax, Smith, McKeithan and Byers were required to enter into definitive employment agreements with the Company.

(3) Represents 70,000 shares of Common Stock which Mr. Wells elected to receive in lieu of a portion of his cash signing bonus in 1996 and which had a value of $542,500 as of December 31, 1998. Mr. Wells is entitled to receive dividends paid on these shares.

(4) Includes (i) contributions of $3,200 per executive in 1998, and $3,346, $1,846, $1,603, $1,337 and $1,375 in 1997 for the account of Messrs. Wells,
    Smith, Byers, Sax and McKeithan, respectively, under the Company's Thrift Plan, pursuant to which Easco matched employee contributions of the first 1% of eligible compensation and one-half of the next 2% of such compensation and (ii) premiums of $13,618, $6,493 and $322 for Mr. Wells for 1998, 1997 and 1996, respectively, premiums of $4,607, $2,889 and $100 for Mr. Smith for 1998, 1997 and 1996, respectively, premiums of $8,499, $3,884 and $243 for Mr. Byers for 1998, 1997 and 1996, respectively, premiums of $7,673 and $2,968 for Mr. McKeithan for 1998 and 1997, respectively, and premiums of $17,557 and $6,529 for Mr. Sax for 1998 and 1997, respectively, for Company-provided life insurance benefits.

(5) The Named Officer has been employed by the Company and/or Easco in the indicated office since November 1996.

(6) Mr. Sax has served as Vice President of Raw Materials of Easco since December 1996.

OPTION/SAR GRANTS IN 1998

     No stock options or stock appreciation rights were granted to the Named Officers during 1998.

FISCAL YEAR-END OPTION/SAR VALUES

     During 1998, none of the Named Officers exercised any stock options or SARs. The table below sets forth certain information for the fiscal year ended December 31, 1998 concerning unexercised options and SARs held by each of the Named Officers as of December 31, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES (1)

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                       OPTIONS/SARS                  OPTIONS/SARS
                                                      AT FY-END(#)(2)               AT FY-END($)(3)
                                                ---------------------------   ---------------------------
                    NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                    ----                        -----------   -------------   -----------   -------------
Norman E. Wells, Jr..........................     200,000        100,000        650,000        325,000
Terry D. Smith (4)...........................      41,667         45,833        114,583        107,292
Joseph M. Byers (4)..........................      41,667         45,833        114,583        107,292
Lawrence J. Sax (4)..........................      41,667         45,833         89,583         57,292
James R. McKeithan (4).......................      41,667         45,833        114,583        107,292

---------------

(1) The Stock Option Plan does not provide for grants of SARs, and the Company has not granted any SARs outside the Stock Option Plan.

(2) Except as described in footnote (4) below, options become exercisable in three equal annual installments, with accelerated vesting in the event of certain changes in control of the Company.

(3) Represents the difference between (i) $7.75, the closing price of the Common Stock on The Nasdaq Stock Market on December 31, 1998, as reported by IDD Information Services TradeLine and (ii) the applicable option exercise prices.

(4) Includes 50,000 options exercisable on November 26, 2003, subject to continued employment, the vesting of which may be accelerated in equal one-third increments on January 1 of 1998, 1999 and 2000, provided that the Company achieves certain specified earnings targets. The performance criteria for 1998 was not achieved and no vesting was accelerated on January 1, 1999. The Company achieved the performance criteria for 1997 resulting in the accelerated vesting of options covering 16,667 shares on January 1, 1998.

SALARIED EMPLOYEE PENSION PLAN

     The Pension Plan table set forth below shows total estimated annual benefits payable upon retirement to persons covered under Easco's noncontributory defined benefit pension plan for eligible salaried employees (the "Pension Plan") and Supplemental Executive Retirement Plan (the "Supplemental Plan") following various years of service upon normal retirement at age 65.

                               PENSION PLAN TABLE

                       YEARS OF SERVICE AT RETIREMENT
  COVERED      -----------------------------------------------
REMUNERATION     15        20        25        30        35
------------   -------   -------   -------   -------   -------
  $150,000      33,275    44,367    55,458    66,550    66,550
  $200,000      45,170    60,227    75,283    90,340    90,340
  $250,000      57,065    76,087    95,108   114,130   114,130
  $300,000      68,960    91,947   114,933   137,920   137,920
  $350,000      80,855   107,807   134,758   161,710   161,710
  $400,000      92,750   123,667   154,583   185,500   185,500
  $450,000     104,645   139,527   174,408   209,290   209,290
  $500,000     116,540   155,387   194,233   233,080   233,080
  $600,000     140,330   187,107   233,883   280,660   280,660
  $700,000     164,120   218,827   273,533   328,240   328,240

     Benefits under the Pension Plan are based upon a percentage of average monthly compensation during the 36 continuous months which produced the highest compensation during the ten years immediately prior to retirement. For purposes of the Pension Plan, compensation consists of all salaries and wages, including commissions and annual bonuses, which generally correspond to the annual salary and bonus amounts reported in the Summary Compensation Table set forth above under "Executive Compensation -- Summary." Covered compensation for the Named Officers will be based upon their salaries and annual bonuses as described under "Employment Agreements" described below. Benefits under the Pension Plan may be paid (i) in a straight-life annuity over the life of the employee; (ii) in joint and survivor annuities for the employee and his or her spouse; or (iii) in ten-year continuous and certain payments over the life of the employee and/or the employee's spouse.

     Annual benefits under the Pension Plan are subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), but are not reduced for Social Security benefits paid to participants. The Supplemental Plan provides to certain officers subject to these limitations unfunded supplemental pension benefits equal to the difference between the Internal Revenue Code limits and the benefits which otherwise would be payable under the Pension Plan.

     Each of Messrs. Wells, Sax, Smith, McKeithan and Byers has two credited years of service at March 22, 1999.

EMPLOYMENT AGREEMENTS

     Messrs. Wells, Smith, Sax, McKeithan and Byers serve in their respective capacities pursuant to employment agreements. Each agreement has an indefinite term, and upon 30 days written notice, may be terminated by either Easco or the executive. Each agreement provides for an annual base salary, an annual performance bonus, such health, dental, life and disability insurance coverage as the Company provides to its senior executive employees generally, and severance benefits comprised of continued salary and health benefits until the first anniversary of termination without cause or until the executive commences other employment, whichever occurs first. The agreements also provided for signing bonuses payable in part (in full for Mr. Wells) at signing with the balance in two installments payable on the first and second anniversaries of the Agreements (see summary compensation table), provided however, that each executive is required to return such signing bonus previously received (or installment received thereof in the case of Messrs. Smith, Sax, McKeithan and Byers) upon termination of his employment (other than termination without cause, death or disability or resignation with "good reason") prior to the second anniversary of their receipt of the applicable installment.

     In December 1998, the Compensation Committee, with approval of the Board of Directors, amended these agreements to provide for supplemental retention payments to further assure the continuity of the Company's management team. The amended agreements provide for a retention payment of $500,000 to Mr. Wells in December 1998 and $300,000 to each of Messrs. Smith, Sax, McKeithan and Byers in January 1999. These retention payments must be repaid to the Company, in whole or in part, if the executive's employment terminates (other than termination without cause, death or disability or resignation with "good reason") according to the following formula: Each executive must return 100% of the retention payment if termination occurs prior to January 1, 2000 and 66 2/3% if termination occurs between January 1, 2000 and December 31, 2001. No amounts are subject to repayment if termination occurs on or after January 1, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of two non-employee directors, Robert J. Klein and Kenneth J. Diekroeger. Messrs. Klein and Diekroeger are employees of AIP. Pursuant to a services agreement (the "Services Agreement"), American Industrial Partners Management Company, Inc. and its affiliates ("AIPM") provides certain financial and other advisory services to Easco. Under the Services Agreement, Easco reimburses AIPM for its out-of-pocket expenses and pays AIPM an advisory fee, which for 1998 was $900,000. The Services Agreement expires on April 12, 2000 with automatic one-year renewals thereafter unless terminated by either party upon 90 days prior written notice. Pursuant to the Services Agreement, on April 12, 1999, the Company may (i) reduce AIPM's advisory fee by 50% in the event that AIP owns less than 10% but greater than 5% of the Company's outstanding Common Stock as of such date; and (ii) terminate the Services Agreement as of such date if AIP then owns less than 5% of the Company's outstanding Common Stock.

     In addition, Easco paid AIPM an advisory fee of $250,000 in connection with services rendered by AIPM regarding the sale of Easco's vinyl extrusion operations in January 1998.

EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Overview and Philosophy

     The Compensation Committee (the "Committee") of the Board of Directors reviews and approves base salary, annual bonus compensation, and stock option grants and other incentive compensation for all corporate officers, with the objective of attracting and retaining individuals of the necessary quality to achieve the Company's business and financial objectives. The Committee is comprised of non-employee directors who, although affiliated with AIP, have no "interlocking" relationships with other companies as defined by the Securities and Exchange Commission. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package. The Committee also consults with the Company's Chairman of the Board (who is not an officer of the Company) regarding executive compensation matters.

     The Committee's compensation policies reflect the Company's commitment to the concept of pay for performance. As such, the Company believes that its compensation policies should emphasize annual and long-term performance incentives. Executive officers are rewarded for their contribution to the enhancement of shareholder value and the attainment of corporate goals through the award of stock options and cash bonus incentives.

  Base Salary

     The initial base salaries for the Company's executive officers were established in their respective employment agreements. These salaries were established by considering the qualifications of each executive and the base salaries of similar positions in comparable companies. These salaries are reviewed periodically by the Committee, considering the responsibilities of the individual's position, the individual's overall job performance and market conditions. Individual performance is measured against the achievement of interim goals and long-term strategic objectives. The factors are considered subjectively in the aggregate and neither of these factors is accorded a specific weight.

  Cash Bonus Plan

     The Company has a Cash Incentive Bonus Plan applicable to key executives including Mr. Wells. Under the plan, 100% of the Cash Incentive Bonus is based upon achieving an EBITDA target. The Committee established, and the Board approved, EBITDA targets for 1997 through 2000. The Committee believed that these multi-year targets provided a better incentive for managers to focus on steady, long-term growth. Annual performance bonuses equal 100% of salary upon the Company's achievement of each year's target EBITDA. Minimum EBITDA targets for each year have also been established below which no bonuses will be paid. The maximum bonus for which Mr. Wells is eligible equals 200% of salary based on achieving a High EBITDA target (as defined in the Cash Incentive Bonus Plan). Other key executives are eligible for bonuses equal to 150% of salary upon achievement of High EBITDA targets. Linear interpolation (calculated to the nearest full percentage point) is used for EBITDA results falling between the EBITDA targets. The Committee or the Board may make equitable adjustments to the EBITDA targets to reflect future acquisitions or divestitures or non-recurring or extraordinary items.

     In February 1998, the Committee made, and the Board approved, an equitable adjustment to the EBITDA targets for 1998 through 2000 to reflect the January 1998 sale of the vinyl extrusion business. The Company's performance in 1998 was below the Minimum EBITDA target and no payments were made under the plan, however, retention payments were made as described in the section entitled "Employment Agreements." These payments are subject to repayment obligations should the executive leave the Company. The Committee believes that these retention payments are in the best interests of the Company and its shareholders and are intended to assure the continuity of management in the face of a very competitive market for executive talent.

     For 1999, the Committee and the Board of Directors have revised downward the EBITDA levels which will determine the 1999 performance bonus payments pursuant to the employment agreements.

  Stock Options

     The Committee believes that stock options provide additional incentive to officers to work towards maximizing shareholder value. The Committee views stock options as one of the more important components of the Company's long-term performance-based compensation philosophy. The Company's grant of stock options is designed to motivate the Company's executives to implement strategies and initiatives that will contribute to an increase in the Company's stock price over time. These options are provided through initial grants at or near the date of hire and through subsequent periodic grants. Options granted by the Company to its executives and employees have exercise prices equal to the fair market value at the time of grant.

     Under the Stock Option Plan, the Committee is authorized to select from among the eligible employees those to whom options are to be granted, the number of options to be granted and the terms and conditions thereof, consistent with the Stock Option Plan. Options representing an aggregate of 225,000 shares also were granted outside the Stock Option Plan in 1996 at an exercise price of $3.00 per share as part of the initial inducement package for the current management team. These options are exercisable over three years.

     All options under the Stock Option Plan vest over three years except for 200,000 options granted to the Named Executives (other than Mr. Wells) in 1996. These options vest after seven years (subject to continued employment) with an opportunity for accelerated vesting in years one through three if specified performance objectives based on increasing levels of EBITDA are satisfied. The Committee believes that such modified vesting motivates the Company's executives to increase shareholder value in a shorter time frame while still maintaining a focus on sustainable, long-term performance. In February 1998, the Committee made, and the Board approved, an equitable adjustment to the EBITDA targets for 1998 through 2000 to reflect the January 1998 sale of the vinyl extrusion business. Based on the Company's EBITDA, accelerated vesting was achieved in 1997, but was not achieved in 1998. The acceleration of vesting for these options can be reinstated if specified EBITDA levels are attained in the subsequent year.

  Chief Executive Officer Compensation

     During 1998, Mr. Wells' annual base salary was $290,000 as set by his employment agreement. Effective June 1, 1998, the Compensation Committee increased his annual base salary to $320,000 in recognition of the leadership provided by Mr. Wells in improving the Company's financial and operational performance since his employment in December 1996 and as a reflection of general increases in competitive salary levels among peer executive positions in comparable companies and industries. In December 1998, Mr. Wells received a cash retention payment of $500,000 to help ensure his continued leadership of the Company. No performance bonus was paid to Mr. Wells for 1998 pursuant to his employment agreement since the Company's 1998 EBITDA did not meet the required threshold. A portion of the retention payment must be repaid to the Company, as more fully described under the section entitled "Employment Agreements", should Mr. Wells terminate his employment prior to January 1, 2002. The Committee believes that Mr. Wells, through his managerial efforts, has made a substantial contribution to the improved performance of the Company in 1998 and to the long-term enhancement of the Company's shareholder value.

  Executive Compensation Deduction Limitations

     Section 162(m) of the Code limits to $1 million in a taxable year the deduction publicly held companies may claim for compensation paid to certain executive officers, unless certain requirements are met. The Company considers the impact of Section 162(m) on compensation decisions. No executive officer exceeded the $1 million limitation in 1998 and the Committee has determined that in future periods no executive officer currently is likely to exceed the limitation. Pursuant to Mr. Wells' employment agreement, Mr. Wells is prohibited from exercising certain stock options in any period in which such exercise would cause the Company to lose a tax deduction under Section 162(m).

                                          COMPENSATION COMMITTEE
                                          Robert J. Klein, Chairman
                                          Kenneth J. Diekroeger

                    OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by (i) the current directors and nominees for director of the Company, the Named Officers, and all directors and executive officers of the Company as a group, as of March 15, 1999 and (ii) each stockholder known by the Company to be a beneficial owner of more than 5% of the Company's Common Stock, as of December 31, 1998. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.

                                                                       COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                              -------------------------------
                                                                                  PERCENT OF
                                                                                  OUTSTANDING
         NAME AND ADDRESSES OF BENEFICIAL OWNER(1)            NUMBER OF SHARES      SHARES
         -----------------------------------------            ----------------    -----------
American Industrial Partners Capital Fund, L.P..............         4,239,470       44.9%
  One Maritime Plaza
  Suite 2525
  San Francisco, CA 94111
W. Richard Bingham (5)......................................         4,239,470       44.9%
Mellon Bank, N.A., Trustee for First Plaza
  Group Trust (3)...........................................           978,674       10.4%
  One Mellon Bank Center
  Pittsburgh, PA 15258
Wellington Management Company (2)...........................           723,600        7.7%
  75 State Street
  Boston, MA 02109
Dimensional Fund Advisors Inc. (4)..........................           666,500        7.1%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Joseph M. Byers (6).........................................            54,167          *
Robert J. Klein.............................................             2,300          *
Gene E. Little..............................................             2,500          *
James R. McKeithan (6)......................................            54,167          *
Theodore C. Rogers (5)......................................         4,239,470       44.9%
Lawrence J. Sax (6).........................................            54,167          *
Samuel H. Smith, Jr.........................................             1,000          *
Terry D. Smith (6)..........................................            54,167          *
Norman E. Wells, Jr. (6)....................................           374,000        4.0%
Directors and executive officers as a group (12 persons)
  (6).......................................................         4,835,938       51.2%

---------------

*  Less than one percent

(1) Easco Corporation, a wholly-owned subsidiary of the Company, owns 3,028,020 shares of the Common Stock, which shares are accounted for as treasury stock.

(2) Based solely on the report of Wellington Management Company ("Wellington") on Schedule 13-G, dated February 8, 1999 received by the Company. According to this Schedule 13-G, these shares include (i) 162,600 shares as to which Wellington has shared voting power and (ii) 723,600 shares as to which Wellington has shared investment power.

(3) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust ("First Plaza"), a trust under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly-owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as First Plaza's investment manager with respect to these shares, and in that capacity, it has sole voting power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.

(4) Based solely on the report of Dimensional Fund Advisors Inc. ("Dimensional") on Schedule 13-G, dated February 12, 1999 received by the Company. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of all of these shares which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified benefit plans, for all of which Dimensional serves as investment manager. Based on information provided the Company in the
    Schedule 13-G, Dimensional disclaims beneficial ownership of all such shares.

(5) All of such shares are held of record by AIP-CF. Messrs. Bingham and Rogers are general partners of AIP-L.P., the general partner of AIP-CF, and may be deemed to share investment and voting power with respect to the securities owned by AIP. Messrs. Bingham and Rogers disclaim beneficial ownership of these shares. The business address of Mr. Bingham is One Maritime Plaza, Suite 2525, San Francisco, CA 94111, and the business address of Mr. Rogers is 551 Fifth Avenue, Suite 3800, New York, NY 10176.

(6) Includes options which are presently exercisable or will become exercisable within 60 days of the record date. See fiscal year-end option values table above.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

     The following chart compares the Company's cumulative total stockholder return on its Common Stock from April 13, 1995, to December 31, 1998 with the cumulative total return of the Standard & Poor's 500 Index and an index of companies in a comparable line of business as the Company. These comparisons assume the investment of $100 on April 13, 1995 (the date of the Company's initial public offering of Common Stock) and the reinvestment of dividends. The total stockholder return shown on the graph below is not necessarily indicative of future performance.

                                                                    COMPARABLE
                                           S&P 500 INDEX       COMPANIES INDEX (A)        EASCO, INC.
                                           -------------       -------------------        -----------
Apr-95                                            100                    100                   100
Dec-95                                         123.17                 125.26                 61.75
Dec-96                                         151.46                 163.15                 54.46
Dec-97                                         201.86                 198.60                 95.73
Dec-98                                         259.55                 161.70                 58.03

---------------

     (a) As of April 1995, the comparable companies index, weighted on the basis of market capitalization, includes: Amcast Industrial Corp., CasTech Aluminum Group Inc., International Aluminum Corp., Mueller Industries, Inc., Quanex Corp., Tredegar Industries Inc. and Wolverine Tube, Inc. CasTech Aluminum Group Inc. was acquired by Commonwealth Industries, Inc. in October 1996 and its shares are no longer publicly traded. Accordingly, CasTech Aluminum Group Inc. is not included in the Comparable Companies Index at December 1998, 1997 and 1996.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to stockholder ratification, the Board of Directors has selected Deloitte & Touche LLP to audit the accounts of the Company for the year 1999. Deloitte & Touche LLP were the independent auditors of the Company for the year ended December 31, 1998. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors will reconsider its selection.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE COMPANY FOR 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and certain stockholders to file reports of beneficial security ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of such forms received by it, the Company is unaware of any instances of noncompliance, or late compliance, with such filing requirements during the fiscal year ended December 31, 1998.

                           PROXY SOLICITATION EXPENSE

     The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may also be made by telephone, telegram or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals. The estimated cost of these expenses is $10,000.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals of stockholders must be received in writing by the Secretary of the Company prior to November 26, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2000.

     Proposals of stockholders not intended for inclusion in the Company's 1999 Proxy Statement must be received in writing by the Secretary of the Company prior to March 8, 2000 in order to preclude the Company's use of its discretionary voting authority when the proposal is raised at the 2000 Annual Meeting of Stockholders.

                                 OTHER MATTERS

     The Board of Directors knows of no matters to be presented at the annual meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

     By order of the Board of Directors.

                                          TERRY D. SMITH
                                          Executive Vice President, Chief
                                          Financial Officer, Secretary and
                                          Treasurer

706 South State Street
Girard, Ohio 44420

Each stockholder, whether or not he or she expects to be present in person at the annual meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

P      EASCO, INC.                                               EASCO, INC.
R      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF    706 SOUTH STATE STREET
O      EASCO, INC. FOR THE ANNUAL MEETING                        GIRARD, OHIO 44420
X      OF STOCKHOLDERS ON MAY 7, 1999                            (330) 545-4311
Y

        The undersigned hereby appoints Theodore C. Rogers, Norman E. Wells, Jr. and Gene E. Little and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of Easco, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn, 7410 South Avenue, Boardman, Ohio at 10:00 am, local time, on May 7, 1999, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the other side of this card.

                                          Dated:_____________________, 1999

                                          Signed:__________________________

                                          _________________________________
                                          PLEASE SIGN EXACTLY AS NAME
                                          APPEARS HEREON. JOINT OWNERS
                                          SHOULD EACH SIGN. WHEN SIGNING
                                          AS ATTORNEY, EXECUTOR,
                                          ADMINISTRATOR, TRUSTEE OR
                                          GUARDIAN, PLEASE GIVE FULL
                                          TITLE AS SUCH.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXYHOLDERS NAMED ABOVE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND MAIL IT IN THE ENVELOPE PROVIDED.


                                     (Over)

--------------------------------------------------------------------------------

                                  DETACH CARD

                                                                [X] Please mark
                                                                    each vote
                                                                    like this

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

                                                FOR  WITHHELD
                                                ALL   FOR ALL                        FOR      AGAINST   ABSTAIN
1. ELECTION OF DIRECTORS: THEODORE C. ROGERS    [ ]    [ ]     2. Ratification of    [ ]        [ ]       [ ]
                          ROBERT J. KLEIN                         independent
                          KENNETH J. DIEKROEGER                   auditors.


FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE:

-----------------------------------------------------------




                                        COMMENTS/ADDRESS CHANGE

                                          Please mark this box if you have  [ ]
                                        written comments/address change
                                        on the reverse side.

Signature(s)__________________________________________________ Date ____________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                  DETACH CARD